Exhibit 99.28(h)(1)

FORM OF EXPENSE LIMITATION AGREEMENT

TOUCHSTONE INSTITUTIONAL FUNDS TRUST

EXPENSE LIMITATION AGREEMENT, effective as of April 29, 2012 by and between Touchstone Advisors, Inc. (the “Advisor”) and Touchstone Institutional Funds Trust (the “Trust”), on behalf of the Touchstone Sands Capital Institutional Growth Fund (the “Fund”).

WHEREAS, the Trust is a Delaware statutory trust organized under a Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type; and

WHEREAS, the Trust and the Advisor have entered into a Management Agreement dated February 17, 2006 (the “Management Agreement”), pursuant to which the Advisor provides investment advisory and administration services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust and the Advisor have entered into this Expense Limitation Agreement (the “Agreement”) in order to limit the Fund Operating Expenses, as defined below, from exceeding the level specified in Schedule A attached hereto.

NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.             Expense Limitation.

1.1           Expense Limit. The Advisor has contractually agreed to waive fees and reimburse expenses to the extent necessary to ensure the Fund’s total annual operating expenses (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, the cost of “Acquired Fund Fees and Expenses,” if any, and other extraordinary expenses not incurred in the ordinary course of business) (“Fund Operating Expenses”) do not exceed the contractual limit set forth in Schedule A (“Operating Expense Limit”).

1. 2          Recoupment. The Advisor shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, such amounts reduced or reimbursed for a period of up to three (3) years from the year in which the Advisor reduced its compensation and/or assumed expenses for the Fund. No recoupment will occur unless the Fund’s expenses are below the Operating Expense Limit set forth in Schedule A.  Amounts reduced or reimbursed for periods prior to the effective date of this Agreement are not eligible for recoupment by the Advisor.

1.3           Method of Computation. To determine the Advisor’s liability with respect to waivers or reimbursements, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If, for any month, the Fund’s annualized Fund Operating Expenses exceed the Operating Expense Limit of the Fund, the Advisor shall waive or reduce its management fee for such month by an amount, or remit an amount to the Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit; provided, however, that any waiver or reduction of the management fee is applied equally across the classes, if any, of the Fund.

2.             Term and Termination of Agreement.

This Agreement shall terminate (i) on the date listed on Schedule A; (ii) upon the termination of the Management Agreement with respect to the Fund; or (iii) at an earlier date by a vote of the Board of Trustees of the Trust if they deem the termination to be beneficial to shareholders of the Fund, unless extended, terminated, modified, or revised by the mutual agreement of the parties by amending Schedule A to this Agreement or otherwise as provided for in writing.

3.             Miscellaneous.

3.1           Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2           Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3           Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, as of the day and year first above written.

TOUCHSTONE INSTITUTIONAL FUNDS TRUST

By:

TOUCHSTONE ADVISORS, INC.

By:

By:

Schedule A

Dated April 29, 2012
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Institutional Funds Trust and Touchstone Advisors, Inc.

Fund	Operating Expense Limit	Termination Date
Touchstone Sands Capital Institutional Growth Fund	0.80%	April 28, 2013

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE INSTITUTIONAL FUNDS TRUST

By:

TOUCHSTONE ADVISORS, INC.

By:

By: